EXHIBIT 99.4
CONTACTS:
Russell G. Allen, Director – Planning & IR (704) 557-8219
Joseph Calabrese, Financial Relations Board (212) 827-3772
LANCE ANNOUNCES RESULTS FROM
ANNUAL MEETING OF STOCKHOLDERS
Charlotte, N.C., April 25, 2008 – Lance, Inc. (Nasdaq-GS: LNCE) today announced the results from its Annual Meeting of Stockholders held on April 24, 2008. The shareholders approved the three matters to come before the meeting.
The following nominees were elected to the Board of Directors to serve until the Annual Meeting of Stockholders in 2011:
William R. Holland
James W. Johnston
W.J. Prezzano
The Board of Directors is currently comprised of nine members, each of whom serves for a three year term.
The stockholders approved the adoption of the 2008 Director Stock Plan as described in the Lance, Inc. Proxy Statement.
The stockholders ratified the selection of KPMG LLP as independent public accountants for the 2008 fiscal year.
About Lance, Inc.
Lance, Inc. headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s and Brent & Sam’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, mass merchants, food service outlets and other channels.